Exhibit 4.1

DEPOSITARY TRUST AGREEMENT

ETF SECURITIES USA LLC

as Sponsor

and

THE BANK OF NEW YORK MELLON,

as Trustee

Depositary Trust Agreement

ETFS Precious Metals Basket Trust

Dated as of [ ]

i

ii

iii

DEPOSITARY TRUST AGREEMENT

          THIS DEPOSITARY TRUST AGREEMENT dated as of [   ], 2010, between ETF SECURITIES USA LLC, a Delaware limited liability company, as sponsor, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee.

W I T N E S S E T H:

          WHEREAS the Sponsor desires to establish a trust, to be known as the “ETFS Precious Metals Basket Trust”, pursuant to the laws of the State of New York; and

          WHEREAS the Sponsor desires to establish the terms on which Bullion (as herein defined) may be deposited in the trust and provide for the creation of ETFS Physical PM Basket Shares in Baskets (as herein defined) representing fractional undivided interests in the net assets of the trust and the execution and delivery of Certificates (as herein defined) evidencing the ETFS Physical PM Basket Shares; and

          WHEREAS the Sponsor desires to provide for other terms and conditions upon which the trust shall be established and administered, as hereinafter provided;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

          Section 1.1 Definitions.

          Except as otherwise specified in this Depositary Trust Agreement or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Depositary Trust Agreement.

          “Adjusted Net Asset Value” means the adjusted net asset value of the Trust as determined under Section 4.3.

          “Agreement” means this Depositary Trust Agreement, as amended or supplemented in accordance with its terms.

          “Authorized Participant” means a Person that, at the time of submitting a Purchase Order or a Redemption Order (i) is a registered broker-dealer, (ii) is a DTC Participant or an Indirect Participant and (iii) has in effect a valid Authorized Participant Agreement.

          “Authorized Participant Agreement” means an agreement among the Trustee, the Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under this Agreement.

          “Basket” means 50,000 Shares, except that the Trustee, in consultation with the Sponsor, may from time to time increase or decrease the number of Shares comprising a Basket.

          “Basket Bullion Amount” is the amount of Gold, Silver, Platinum and Palladium that must be deposited for issuance of one Basket or that is deliverable upon Surrender of one Basket. The Basket Bullion Amount will be determined as provided in Section 2.3(b) and shall always be in accordance with the Bullion Ratio.

          “Benchmark Price” means, as of any day, as applicable (i) such day’s London PM Fix for Gold, Platinum or Palladium or such day’s London Fix for Silver; or (ii) other publicly available price as the Sponsor may determine fairly represents the commercial value of Gold, Silver, Platinum or Palladium held by the Trust.

          “Beneficial Owner” means any Person owning a beneficial interest in any Shares.

          “Bullion” means Gold, Silver, Platinum or Palladium, or any combination thereof, as applicable.

          “Bullion Ratio” means that ratio of Gold, Silver, Platinum and Palladium held in the initial Basket of Shares, such that for every 1,500 Ounces of Gold there are 55,000 Ounces of Silver, 200 Ounces of Platinum and 300 Ounces of Palladium.

          “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the Exchange is not open for regular trading.

          “Certificate” means a certificate that is executed and delivered by the Trustee under this Agreement evidencing Shares.

          “CFTC” means the Commodity Futures Trading Commission or any successor governmental agency in the United States.

          “Commission” means the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

          “Corporate Trust Office” means the office of the Trustee at which its depositary receipt business is administered which, at the date of this Agreement, is located at 101 Barclay Street, New York, New York 10286.

          “Custodian” means the Initial Custodian and any substitute or additional Custodian appointed by the Trustee at the direction of or as approved by the Sponsor as provided in Section 5.5 and, where the context permits, any sub-custodians employed by the Initial Custodian, including any Zurich Sub-Custodian, or any such substitute or additional Custodian.

          “Custody Agreements” shall mean the Trust Unallocated Account Agreement and the Trust Allocated Account Agreement and any custody agreement entered into pursuant to Section 5.5 with a substitute or additional Custodian.

          “Delivery” means (a) when used with respect to Bullion, obtaining an acknowledgement from the Custodian of a credit of Bullion on an Unallocated Basis to the account of the Person entitled to that delivery and (b) when used with respect to Shares, one or more book-entry transfers of those Shares to an account or accounts at the Depository designated by the Person entitled to such delivery for further credit as specified by that Person

          “Depositor” means any Authorized Participant that deposits Bullion into the Trust, either for its own account or on behalf of another Person that is the owner or beneficial owner of that Bullion.

          “Depository” means DTC and such other successor depository of Shares as may be selected by the Sponsor and the Trustee as provided herein.

          “DTC” means The Depository Trust Company, its nominees and their respective successors.

          “DTC Participant” means a Person that, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

          “Exchange” means the exchange or other securities market on which the Shares are principally traded, as specified from time to time by the Sponsor.

          “Exchange Act” has the meaning ascribed to such term in Section 4.8(b) hereof.

          “Gold” means (a) gold bullion that meets the requirements of “good delivery” under the rules of the LBMA and (b) credit to an account on an Unallocated Basis representing the right to receive gold bullion that meets the requirements of part (a) of this definition.

          “Indirect Participant” means a Person that, by clearing securities through, or maintaining a custodial relationship with, a DTC participant, has access to the DTC clearing system.

          “Initial Custodian” means JPMorgan Chase Bank, N.A., as Custodian under the Custody Agreements.

          “Initial Zurich Sub-Custodian” means UBS AG, as the initial Zurich Sub-Custodian under the Trust Allocated Account Agreement.

          “Internal Control Over Financial Reporting” has the meaning ascribed to such term in Rules 13a-15(f) and 15(d)-15(f) adopted by the Commission under the Exchange Act.

          “LBMA” means the London Bullion Market Association.

          “London Fix” means the price of an ounce of Silver as set by the three market members of the LBMA at approximately 12:00 noon, London time, on each working day.

          “London PM Fix” means, as applicable, the afternoon session of the twice daily fix of the price of an ounce of (i) Gold which starts at 3:00 PM London, England time and is performed in London by the five members of the London gold fix, (ii) Platinum which starts at 2:00 PM London, England time and is performed in London by the four members of the London platinum fix, or (iii) Palladium which starts at 2:00 PM London, England time and is performed in London by the four members of the London palladium fix.

          “LPPM” means the London Platinum and Palladium Market.

          “Net Asset Value” means the net value of the Trust determined under Section 4.3.

          “Net Asset Value per Share” means the value of a Share determined under Section 4.3.

          “Order Cutoff Time” means, with respect to any Business Day, (i) 4:00 p.m. (New York time) on such Business Day or (ii) another time agreed to by the Sponsor and the Trustee and of which Registered Owners and all existing Authorized Participants have been notified by the Trustee.

          “Order Date” means, with respect to a Purchase Order, the date specified in Section 2.3(a) and, with respect to a Redemption Order, the date specified in Section 2.6(a).

          “Ounce” means one troy ounce, equal to 31.103 grams (1.0971428 ounces avoirdupois), with a minimum fineness of 999.5 parts per 1,000 Platinum or Palladium, 999.0 parts per 1,000 Silver, or 995.0 parts per 1,000 Gold, as applicable.

          “Palladium” means (a) palladium that meets the requirements of “good delivery” under the rules of the LPPM and (b) credit to an account on an Unallocated Basis representing the right to receive palladium that meets the requirements of part (a) of this definition.

          “Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          “Platinum” means (a) platinum that meets the requirements of “good delivery” under the rules of the LPPM and (b) credit to an account on an Unallocated Basis representing the right to receive platinum that meets the requirements of part (a) of this definition.

          “Procedures” means the procedures for Purchase Orders and Redemption Orders attached to the Authorized Participant Agreement, as modified by the Trustee from time to time.

          “Purchase Order” is defined in Section 2.3.

          “Qualified Bank” means a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any State of the United States that is authorized under those laws to exercise corporate trust powers and that (i) is a DTC Participant or a participant in such other Depository as is then acting with respect to the Shares; (ii) unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that the following requirement is not necessary for the exception under Section 408(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to apply, is a banking institution as defined in Section 408(n) of the Code and (iii) had, as of the date of its most recent annual financial statements, an aggregate capital, surplus and undivided profits of at least $150,000,000.

          “Redemption Order” is defined in Section 2.6.

          “Registered Owner” means the Person in whose name Shares are registered on the books of the Trustee maintained for that purpose.

          “Registrar” means any bank or trust company that is appointed to register Shares and transfers of Shares as herein provided.

          “Shares” means ETFS Physical PM Basket Shares created under this Agreement, each representing a fractional undivided ownership interest in the net assets of the Trust, which interest shall equal a fraction, the numerator of which is 1 and the denominator of which is the total number of Shares outstanding.

          “Silver” means (a) silver that meets the requirements of “good delivery” under the rules of the LBMA and (b) credit to an account on an Unallocated Basis representing the right to receive silver that meets the requirements of part (a) of this definition.

          “Sponsor” means ETF Securities USA LLC, a Delaware limited liability company, or its successor.

          “Surrender” means, when used with respect to Shares, one or more book-entry transfers of Shares to the Depository account of the Trustee.

          “Trust” means the ETFS Precious Metals Basket Trust, the trust entity created by this Agreement.

          “Trust Allocated Account” shall mean the loco London account or the loco Zurich account maintained for the Trust by the Initial Custodian pursuant to the Trust Allocated Account Agreement, or another account maintained for the Trust by a successor Custodian on an allocated basis, as the case may be.

          “Trust Allocated Account Agreement” shall mean the Allocated Account Agreement of even date herewith between the Custodian and the Trustee the form of which is attached as Exhibit B.

          “Trust Unallocated Account” shall mean the loco London account or the loco Zurich account maintained for the Trust by the Initial Custodian pursuant to the Trust Unallocated Account Agreement, or another account maintained for the Trust by a successor Custodian on an Unallocated Basis, as the case may be.

          “Trust Unallocated Account Agreement” shall mean the Unallocated Account Agreement of even date herewith between the Custodian and the Trustee the form of which is attached as Exhibit C.

          “Trustee” means The Bank of New York Mellon, a New York banking corporation, in its capacity as trustee under this Agreement, or any successor as trustee under this Agreement.

          “Trust Property” means the Bullion that the Custodian credits to the Trust Allocated Account and the Trust Unallocated Account in accordance with the Custody Agreements, all other property held by the Custodian for the account of the Trust and any cash or other property that is received by the Trustee in respect thereof or which is otherwise being held by or for it under this Agreement.

          “Unallocated Basis” means that the Person in whose name Bullion is so held is entitled to receive delivery of Bullion standing to the credit of that Person’s account, but that Person has no ownership interest in any particular Bullion that the custodian maintaining that account owns or holds.

           “Zurich Sub-Custodian” means any firm, including the Initial Zurich Sub-Custodian, selected by the Custodian to hold Platinum and Palladium on behalf of the Custodian in such firm’s Zurich vault premises on a segregated basis in the manner provided for in the Trust Allocated Account Agreement.

          Section 1.2 Rules of Construction.

          Unless the context otherwise requires:

                             (i) a term has the meaning assigned to it;

                             (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

                             (iii) “or” is not exclusive;

                             (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                             (v) “including” means including without limitation;

                             (vi) words in the singular include the plural and words in the plural include the singular; and

                             (vii) a term defined in any part of speech shall have the corresponding meaning when capitalized and used herein in another part of speech.

ARTICLE II.

CREATION AND DECLARATION OF TRUSTS;
FORM OF CERTIFICATES; DEPOSIT OF BULLION;
DELIVERY, REGISTRATION OF TRANSFER AND SURRENDER OF SHARES

          Section 2.1 Creation and Declaration of Trust; Business of the Trust.

                    (a) The Trustee acknowledges that it has received confirmation from the Custodian that the Custodian has received an initial deposit of Bullion from [   ], the initial purchaser of the first Basket of Shares, and has credited such deposit to the Trust

Allocated Account and Trust Unallocated Account. The Trustee declares that the initial deposit and all other Trust Property shall be owned by the Trust and the Trustee as trustee thereof for the benefit of the Registered Owners for the purposes of, and subject to and limited by the terms and conditions set forth in, this Agreement. The trust created by this Agreement shall be known as the “ETFS Precious Metals Basket Trust”.

                    (b) The Trust shall not engage in any business or activities other than those authorized by this Agreement or incidental and necessary to carry out the duties and responsibilities set forth in this Agreement. Other than issuance of the Shares, the Trust shall not issue or sell any certificates or other obligations or, except as provided in this Agreement, otherwise incur, assume or guarantee any indebtedness for money borrowed.

          Section 2.2 Form of Certificates; Book-Entry System; Transferability of Shares.

                    (a) The Certificates evidencing Shares shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Shares shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless a Certificate evidencing those Shares has been executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar. The Trustee shall maintain books on which the registered ownership of each Share and transfers, if any, of such registered ownership shall be recorded. Certificates evidencing Shares bearing the manual or facsimile signature of a duly authorized signatory of the Trustee and the manual signature of a duly authorized officer of the Registrar, if applicable, who was, at the time such Certificates were executed, a proper signatory of the Trustee or Registrar, if applicable, shall bind the Trustee, notwithstanding that such signatory has ceased to hold such office prior to the delivery of such Certificates.

                    (b) The Certificates may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Agreement as may be required by the Trustee or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which the Shares evidenced by a particular Certificate are subject.

                    (c) The Sponsor and the Trustee will apply to DTC for acceptance of the Shares in its book-entry settlement system. Shares deposited with DTC shall be evidenced by one or more global Certificates which shall be registered in the name of Cede & Co., as nominee for DTC, and shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS

REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                    (d) So long as the Shares are eligible for book-entry settlement with DTC and such settlement is available, unless otherwise required by law, notwithstanding the provisions of Sections 2.2(a) and (b), all Shares shall be evidenced by one or more global Certificates the Registered Owner of which is DTC or a nominee of DTC and (i) no Beneficial Owner of Shares will be entitled to receive a separate Certificate evidencing those Shares, (ii) the interest of a Beneficial Owner in Shares represented by a global Certificate will be shown only on, and transfer of that interest will be effected only through, records maintained by DTC or a DTC Participant or Indirect Participant through which the Beneficial Owner holds that interest and (iii) the rights of a Beneficial Owner with respect to Shares represented by a global Certificate will be exercised only to the extent allowed by, and in compliance with, the arrangements in effect between such Beneficial Owner and DTC or the DTC Participant or Indirect Participant through which that Beneficial Owner holds an interest in Shares. So long as DTC or another authorized Depository selected by the Sponsor or the Trustee is the Registered Owner, the Trustee and the Sponsor may treat DTC or such other Depository as the absolute owner of the Shares for all purposes whatsoever, including without limitation, the payment of distributions, and the giving of notices of redemption, tender and other matters with respect to the Shares.

                    (e) If, at any time when Shares are evidenced by a global Certificate, DTC ceases to make its book-entry settlement system available for such Shares, the Trustee shall execute and deliver separate Certificates evidencing Shares to a successor authorized Depository identified by the Sponsor and available to act, or, if no successor Depository is identified and able to act, the Trustee shall terminate the Trust in accordance with Section 6.2.

                    (f) Title to a Certificate evidencing Shares (and to the Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Trustee, notwithstanding any notice to the contrary, may treat the Registered Owner of Shares as the absolute owner thereof for the purpose of determining the person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

          Section 2.3 Deposit of Bullion.

                    (a) After the initial deposit of Bullion in the Trust, the issuance and Delivery of Shares will take place only in integral numbers of Baskets and in compliance with the provisions of this Agreement, as supplemented by the Procedures, to the extent those Procedures are consistent with this Agreement. Authorized Participants wishing to acquire from the Trustee one or more Baskets must place an order with the Trustee (a “Purchase Order”) no later than 3:59:59 p.m. (New York time) on any Business Day. Purchase Orders received by the Trustee prior to the Order Cutoff Time on a Business Day on which the Benchmark Price is announced will have that Business Day as the Order Date. Purchase Orders received by the Trustee on or after the Order Cutoff Time on a Business Day, or on a Business Day on which the Benchmark Price is not announced, will have as their Order Date the next Business Day on which the Benchmark Price is announced. As consideration for each Basket acquired, Authorized Participants must deposit with the Custodian, from an account of the Authorized Participant maintained by the Custodian, or, if otherwise expressly permitted by the Procedures, other LBMA- and LPPM-member custodian identified by the Authorized Participant to the Custodian and the Trustee, the Basket Bullion Amount determined by the Trustee on the Order Date of the corresponding Purchase Order. Bullion must be Delivered to the Custodian by credit to the Trust Unallocated Account only.

                    (b) The Trustee shall determine the Basket Bullion Amount for each Business Day, and the Trustee’s determination of the Basket Bullion Amount and resolution of questions concerning the composition of such Basket Bullion Amount shall be final and binding on all persons interested in the Trust. The initial “Basket Bullion Amount” is 1,500 Ounces of Gold, 55,000 Ounces of Silver, 200 Ounces of Platinum and 300 Ounces of Palladium. After the initial deposit, the “Basket Bullion Amount” for each Business Day shall be an amount of Gold, Silver, Platinum and Palladium equal to the result obtained by subtracting the number of Ounces of Gold, Silver, Platinum and Palladium, in such ratio as to ensure the Bullion of the Trust is held in the Bullion Ratio, constituting the unpaid expense accrual from the total Ounces of Gold, Silver, Platinum and Palladium in the Trust and then dividing by the number of Baskets outstanding. Fractions of an Ounce of Gold, Silver, Platinum or Palladium included in the Basket Bullion Amount smaller than 0.001 Ounce shall be disregarded. The Sponsor intends to publish, or may designate other persons to publish, for each Business Day, the Basket Bullion Amount.

                    (c) If the Trust Property includes money or any property other than Bullion, no deposits of Bullion will be accepted until after a record date for distribution of that money or property, or proceeds of that property, has passed.

                    (d) All deposited Bullion shall be owned by the Trust and held for the Trust by the Custodian. Pursuant to the Unallocated Account Agreement, the Custodian agrees to use reasonable efforts to minimize the amount of Bullion held for the Trust on an Unallocated Basis at all times and the Custodian must allocate ownership of Gold or Silver bars or ingots or Platinum or Palladium plates or ingots to the Trust such that no more than 430 Ounces of Gold, 1,100 Ounces of Silver, 192 Ounces of Platinum and 192 Ounces of Palladium are held on an Unallocated Basis for the Trust at the end of each business day of the Custodian. Cash and any assets of the Trust other than Bullion shall be held by the Trustee at such place and in such manner as the Trustee shall determine.

          Section 2.4 Delivery of Shares.

          Upon receipt by the Trustee of a Purchase Order and the other documents required as above specified, if any, and a confirmation from the Custodian that the Basket Bullion Amount has been Delivered to the Custodian for each Basket of Shares requested in such Purchase Order and the Custodian is holding that Bullion for the account of the Trust, the Trustee, subject to the terms and conditions of this Agreement and the Procedures, shall Deliver to the Depositor the number of Baskets of Shares issuable in respect of such deposit as requested in the corresponding Purchase Order, but only upon payment to the Trustee of the fees and expenses of the Trustee as provided in Section 5.7 and of all taxes and governmental charges and fees payable in connection with such deposit, the transfer of the Bullion and the issuance and Delivery of the Shares.

          Section 2.5 Registration and Registration of Transfer of Shares; Combination and Split-up of Certificates.

                    (a) The Trustee shall keep or cause to be kept a register of Registered Owners of Shares and shall provide for the registration of Shares and the registration of transfers of Shares.

                    (b) The Trustee, subject to the terms and conditions of this Agreement, shall register transfers of ownership of Shares on its transfer books from time to time, upon any surrender of a Certificate evidencing such Shares, by the Registered Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon, the Trustee shall execute a new Certificate or Certificates evidencing such Shares, and deliver the same to or upon the order of the Person entitled thereto.

                    (c) The Trustee, subject to the terms and conditions of this Agreement, shall, upon surrender of a Certificate or Certificates evidencing Shares for the purposes of effecting a split-up or combination of that certificate or certificates, execute and deliver one or more new Certificates evidencing those Shares.

                    (d) The Trustee may, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint one or more co-transfer agents for the purpose of effecting registration of transfers of Shares and combinations and split-ups of Certificates at designated transfer offices on behalf of the Trustee. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Registered Owners or Persons entitled to Shares and will be entitled to protection and indemnity to the same extent as the Trustee.

                    (e) The previous paragraphs of this Section notwithstanding, so long as the Shares are eligible for deposit with a Depository, the sole Registered Owners shall be such Depository or its nominee and transfer of Shares shall be effected solely by the Depository in accordance with its customary practices in effect from time to time.

          Section 2.6 Surrender of Shares and Withdrawal of Trust Property.

                    (a) Upon Surrender of any integral number of Baskets for the purpose of withdrawal of the amount of Trust Property represented thereby, and upon payment of the fee of the Trustee in connection with the Surrender of Shares as provided in Section 5.7 and payment of all taxes and charges payable in connection with such Surrender and withdrawal of Trust Property, and subject to the terms and conditions of this Agreement, the Procedures and the practices of the Depository, an Authorized Participant acting on authority of the Registered Owner of those Shares will be entitled to Delivery, in accordance with the provisions of this

Agreement, as supplemented by any procedures attached to an applicable Authorized Participant Agreement, to the extent those procedures are consistent with this Agreement, of the amount of Trust Property at the time represented by such Baskets, including the Basket Bullion Amounts corresponding to such Baskets on the applicable Order Date (determined as provided below). Authorized Participants wishing to redeem one or more Baskets must place an order with the Trustee (a “Redemption Order”) no later than 3:59:59 p.m. (New York time) on any Business Day. Redemption Orders received by the Trustee prior to the Order Cutoff Time on a Business Day on which the Benchmark Price is announced will have that Business Day as the Order Date. Redemption Orders received by the Trustee on or after the Order Cutoff Time on any Business Day, or on a Business Day on which the Benchmark Price is not announced, will have as their Order Date the next Business Day on which the Benchmark Price is announced. Bullion will be Delivered by the Custodian only by credit to an account of the Authorized Participant maintained by the Custodian or, if otherwise expressly permitted by the Procedures, other LBMA- and LPPM-member custodian identified by the Authorized Participant to the Custodian and the Trustee on an Unallocated Basis. The Authorized Participant shall bear all risk of any loss from the time the Bullion is paid from the Trust Unallocated Account to the Authorized Participant and neither the Trustee nor the Trust shall have any liability for any such loss.

                    (b) The Trustee may require that a Certificate evidencing Shares Surrendered for the purpose of withdrawal is properly endorsed in blank or accompanied by proper instruments of transfer in blank. Upon a Surrender of an integral number of Baskets of Shares and satisfaction of all the conditions for withdrawal of Trust Property, the Trustee shall instruct the Custodian to Deliver, as provided in the preceding paragraph, to or to the order of the Surrendering Authorized Participant the amount of Bullion represented by the Surrendered Baskets of Shares and the Trustee shall pay or deliver to or to the order of the Surrendering Authorized Participant the amount of any other Trust Property represented by the Surrendered Baskets of Shares. Any Delivery of Bullion other than by credit to an account of the Authorized Participant maintained by the Custodian on an Unallocated Basis will be at the expense and risk of the Authorized Participant. The Trustee is not required to effect any physical movement of Bullion from one custody location to another to meet any request by a Surrendering Authorized Participant as to where Bullion will be Delivered.

                    (c) The Sponsor and the Trustee may, but shall have no obligation to, amend this Agreement to provide for redemption of any quantity of Shares for quantities of Bullion that may be smaller or larger than a Basket Bullion Amount by Beneficial Owners who are not Authorized Participants.

                    (d) The Sponsor and the Trustee may, but shall have no obligation to, amend this Agreement to provide for the sale of Bullion to pay cash proceeds upon the redemption of Shares.

          Section 2.7 Limitations on Delivery, Registration of Transfer and Surrender of Shares.

                    (a) As a condition precedent to the Delivery, registration of transfer, split-up, combination or Surrender of any Shares or withdrawal of any Trust Property, the Trustee or Registrar may require payment from the Depositor or the Authorized Participant Surrendering the Shares of a sum sufficient to reimburse it for any tax or other governmental charges and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to any securities being withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Trustee may establish consistent with the provisions of this Agreement, including, without limitation, this Section 2.7.

                    (b) The Delivery of Shares against deposits of Bullion and the registration of transfer of Shares may be suspended generally, or refused with respect to particular requested Deliveries, during any period when the transfer books of the Trustee are closed or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. Except as otherwise provided elsewhere in this Agreement, the Surrender of Shares for purposes of withdrawing Trust Property may be suspended only (i) during any period in which regular trading on the Exchange is suspended or restricted or the Exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which Delivery, disposal or evaluation of Bullion is not reasonably practicable.

          Section 2.8 Lost Certificates, Etc.

          The Trustee shall execute and deliver a new Certificate of like tenor in exchange and substitution for a mutilated Certificate upon cancellation thereof, or in lieu of and in substitution for a destroyed, lost or stolen Certificate if the Registered Owner thereof has (a) filed with the Trustee (i) a request for such execution and delivery before the Trustee has notice that the Shares evidenced by the Certificate have been acquired by a protected purchaser and (ii) a sufficient indemnity bond, and (b) satisfied any other reasonable requirements imposed by the Trustee.

          Section 2.9 Cancellation and Destruction of Surrendered Certificates.

          All Certificates Surrendered to the Trustee shall be canceled by the Trustee. The Trustee is authorized to destroy certificates so canceled.

          Section 2.10 Splits and Reverse Splits of Shares.

          If requested in writing by the Sponsor, the Trustee shall effect a split or reverse split of the Shares as of a record date set by the Trustee in accordance with procedures determined by the Trustee and the Depository.

          If so directed by the Sponsor, the Trustee shall not distribute any fraction of a Share in connection with a split or reverse split of the Shares. The Trustee may sell the aggregated fractions of Shares that would otherwise be distributed in a split or reverse split of the Shares or the amount of Trust Property that would be represented by those Shares and distribute the net proceeds of those Shares or that Trust Property to the Record Owners entitled to them.

          The amount of Trust Property represented by each Share and the Basket Bullion Amount shall be adjusted as appropriate as of the open of business on the Business Day following the record date for a split or reverse split of the Shares.

ARTICLE III.
CERTAIN OBLIGATIONS OF REGISTERED OWNERS OF SHARES

          Section 3.1 Liability of Registered Owner for Taxes and Other Governmental Charges.

          If any tax or other governmental charge shall become payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge shall be payable by the Registered Owner of such Shares to the Trustee. The Trustee shall refuse to effect any registration of transfer of such Shares or any withdrawal of Trust Property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Registered Owner thereof such Trust Property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Registered Owner of such Shares shall remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Registered Owners entitled thereto as in the case of a distribution in cash.

          Section 3.2 Warranties on Deposit of Bullion.

          Every Person depositing Bullion under this Agreement shall be deemed thereby to represent and warrant that the deposited Gold meets the requirements to be Gold, deposited Silver meets the requirements to be Silver, deposited Platinum meets the requirements to be Platinum and deposited Palladium meets the requirements to be Palladium and contains the required number of Ounces of Gold, Silver, Platinum and Palladium, that the person making such deposit is duly authorized to do so and that at the time of delivery, the Bullion is free and clear of any lien, pledge, encumbrance, right, charge or claim (other than the rights created by this Agreement). All representations and warranties deemed made under this Section 3.2 shall survive the deposit of Bullion, Delivery or Surrender of Shares or termination of this Agreement.

ARTICLE IV.
ADMINISTRATION OF THE TRUST

          Section 4.1 Evaluation of Bullion.

          As promptly as practicable after 4:00 p.m. (New York time), on each Business Day, the Trustee shall determine the value of the Bullion held or receivable by the Trust on the basis of the Benchmark Price for each metal for that day. If no Benchmark Price for Gold, Silver, Platinum or Palladium is announced on a Business Day, the Trustee shall determine the value of such Gold, Silver, Platinum or Palladium held or receivable by the Trust for that day on the basis of the most recently announced Benchmark Price for such metal prior to the evaluation time. However, if the Sponsor determines that the price specified in the two preceding sentences is inappropriate as a basis for evaluation, it shall identify an alternative basis for evaluation to be employed by the Trustee. Bullion deliverable under a Purchase Order shall be included in the evaluation beginning on the Order Date. Bullion deliverable under a Redemption Order shall not be included in the evaluation on and after the Order Date. Neither the Trustee nor the Sponsor shall be liable to any Person for the determination that the most recently announced Benchmark

Price is not appropriate as a basis for evaluation of the Bullion held or receivable by the Trust or for any determination as to the alternative basis for evaluation, provided that such determination is made in good faith.

          If the Sponsor determines that Benchmark Price will have the meaning set forth in part (ii) of the definition of that term, the Trustee shall give notice to the Registered Owners, and the Trustee shall not apply the new definition of Benchmark Price until 60 days after the date of that notice.

          Section 4.2 Responsibility of the Trustee for Evaluations.

          The Sponsor, Depositors, Registered Owners and Beneficial Owners may rely on any evaluation or determination of any amount made by the Trustee, and the Sponsor shall have no responsibility for the accuracy thereof. The determinations made by the Trustee under this Agreement shall be made in good faith upon the basis of, and the Trustee shall not be liable for any errors contained in, information reasonably available to it. The Trustee shall be under no liability to the Sponsor, or to Depositors, Registered Owners or Beneficial Owners, for errors in judgment; provided, however, that this provision shall not protect the Trustee against any liability to which it would otherwise be subject by reason of gross negligence or bad faith in the performance of its duties.

          Section 4.3 Trust Evaluation.

          As promptly as practicable after completion of the evaluation required under Section 4.1 on each Business Day, the Trustee shall subtract all accrued fees (other than the fees accruing for such Business Day computed by reference to the value of the Trust or its assets), expenses and other liabilities of the Trust from the total value of the deposited Bullion determined by the Trustee pursuant to Section 4.1 and all other assets of the Trust. The resulting figure is the “Adjusted Net Asset Value” of the Trust. All fees accruing for any Business Day computed by reference to the value of the Trust or its assets shall be calculated on the Adjusted Net Asset Value calculated for such Business Day. The Trustee shall subtract from the Adjusted Net Asset Value the amount of accrued fees so computed and the resulting figure is the “Net Asset Value” of the Trust. The Trustee shall also divide the Net Asset Value of the Trust by the number of Shares outstanding as of the close of business on the date of the evaluation then being made, which figure is the “Net Asset Value per Share.” All fees, expenses and other liabilities of the Trust that are or will be incurred or accrued through the close of business on a Business Day shall be included in the calculations required by this Section 4.3 for that Business Day. Shares deliverable under a Purchase Order shall be considered to be outstanding for purposes of this Section 4.3 beginning on the Order Date. Shares deliverable under a Redemption Order shall not be considered to be outstanding for purposes of this Section 4.3 on and after the Order Date.

          Adjusted Net Asset Value, Net Asset Value and Net Asset Value per Share shall be computed in accordance with generally accepted accounting principles in the United States. Any estimate of the expenses and liabilities of the Trust for purposes of the computations required by this Section made by the Trustee in good faith shall be conclusive upon all Persons interested in the Trust, and no revision or correction in any computation made under this Agreement will be required by reason of any difference in amounts estimated from those actually paid.

          Section 4.4 Cash Distributions.

          Whenever the Trustee distributes any cash, the Trustee shall distribute the amount available for the distribution to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that in the event that the Trustee shall be required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Registered Owners shall be reduced accordingly. The Trustee shall distribute only such amount, however, as can be distributed without attributing to any Registered Owner a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to Registered Owners entitled thereto.

          Section 4.5 Other Distributions.

          Whenever the Trustee receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited Bullion or other Trust Property), the Trustee shall cause the securities or other property received by it to be distributed to the Registered Owners entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trustee, in any manner that the Trustee may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Trustee such distribution cannot be made proportionately among the Registered Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Trustee withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act of 1933 in order to be distributed to Registered Owners) the Trustee deems such distribution not to be lawful and feasible, the Trustee shall adopt such method as it deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Trustee, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trustee to the Registered Owners entitled thereto as in the case of a distribution received in cash. The Trustee shall not be liable for any loss or depreciation resulting from any sale or other disposition of property made by the Trustee pursuant to the Sponsor’s instruction or otherwise made by the Trustee in good faith.

          Section 4.6 Fixing of Record Date.

          Whenever any distribution will be made, or whenever the Trustee receives notice of any solicitation of proxies or consents from Registered Owners, or whenever for any reason there is split, reverse split or other change in the outstanding Shares, or whenever the Trustee shall find it necessary or convenient in respect of any matter, the Trustee, in consultation with the Sponsor, shall fix a record date for the determination of the Registered Owners who shall be (i) entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation or (iii) entitled to act in respect of any other matter for which the record date was set.

          Section 4.7 Payment of Expenses; Bullion Sales.

                    (a) The following charges are or may be accrued and paid by the Trust:

                          (i) the service fee payable to the Sponsor as set forth in Section 5.8;

                          (ii) expenses of the Trust not assumed by the Sponsor pursuant to Section 5.3(g);

                          (iii) taxes and other governmental charges;

                          (iv) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Registered Owners;

                          (v) indemnification of the Trustee as provided in Section 5.6(a); and

                          (vi) indemnification of the Sponsor as provided in Section 5.6(b).

                    (b) Subject to paragraph (d) of this Section, the Trustee will endeavor to sell the smallest amounts of Bullion needed to pay expenses in order to minimize the Trust’s holdings of assets other than Bullion.

          The Trustee shall, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell Bullion in such quantity and at such times, as may be necessary to permit payment of expenses under this Agreement. The Trustee is authorized to sell Bullion at such times and in the smallest amounts required to permit payment of expenses as they come due, it being the intention to avoid or minimize the Trust’s holdings of assets other than Bullion. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from sales of Bullion so made. Any sale of Bullion hereunder shall be made in Gold, Silver, Platinum and Palladium in such ratio as to ensure that the Bullion of the Trust is held in the Bullion Ratio. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to the Sponsor’s direction or otherwise in accordance with this Section.

                    (c) If at any time and from time to time, the Trustee and Sponsor determine that the amount of cash included in the Trust Property exceeds the anticipated expenses of the Trust during the following month, the Trustee shall distribute the excess to the Registered Owners under Section 4.4.

                    (d) Payment of the fees of the Sponsor provided in Section 5.8(a) hereof shall be made by delivery to an account maintained by the Custodian for the Sponsor on an Unallocated Basis, monthly on the first Business Day of the month in respect of fees payable in respect of the prior month, of that number of Ounces of Bullion which shall equal the daily accrual of the Sponsor’s fee for such prior month calculated at the Benchmark Price for the day of accrual. Any payment of the fees of the Sponsor in Bullion hereunder shall be made in Gold, Silver, Platinum and Palladium, in such ratio as to ensure that the Bullion of the Trust is held in the Bullion Ratio.

          Section 4.8 Statements and Reports.

                    (a) After the end of each fiscal year and within the time period required by applicable laws, rules and regulations, at the Sponsor’s expense, the Trustee shall send to the Registered Owners at the end of such fiscal year, an annual report of the Trust containing financial statements that will be prepared by the Trustee and audited by independent accountants designated by the Sponsor and such other information as may be required by such laws, rules and regulations or otherwise, or which the Sponsor determines shall be included. The Trustee may distribute the annual report by any means acceptable to the Registered Owners.

                    (b) The Trustee shall provide the Sponsor with such certifications, supporting documents and other evidence regarding the Internal Control Over Financial Reporting established and maintained by the Trust, and used by the Trustee in connection with its preparation of the financial statements of the Trust, as may be reasonably necessary in order to enable the Sponsor to prepare and file or furnish to the Commission any certifications regarding such matters which may be required to be included with the Trust’s periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

                    (c) The fiscal year of the Trust shall initially be the period ending December 31 of each year. The Sponsor shall have the continuing right to select an alternate fiscal year.

          Section 4.9 Further Provisions for Bullion Sales.

          In addition to selling Bullion in accordance with Section 4.7, the Trustee shall sell Gold, Silver, Platinum and Palladium, in such ratio as to ensure that the Bullion of the Trust, if any, is held in the Bullion Ratio after the completion of such sale, whenever any one or more of the following conditions exists:

                    (a) the Sponsor has notified the Trustee that such sale is required by applicable law or regulation; or

                    (b) this Agreement has been terminated and the Trust Property is to be liquidated in accordance with Section 6.2.

          When selling Bullion, the Trustee shall endeavor to place orders with dealers (which may include the Custodian) as directed by the Sponsor, or in the absence of such direction, with dealers through which the Trustee may reasonably expect to obtain a favorable price and good execution of orders. The Custodian may be the purchaser at the Benchmark Price.

          The Trustee and the Sponsor shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to this Section 4.9.

          Section 4.10 Counsel.

          The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Bullion and the Trust, including any legal matters relating to the possible disposition or acquisition of any Bullion. The fees and expenses of such counsel shall be paid by the Sponsor.

          Section 4.11 Grantor Trust.

          Nothing in this Agreement, any agreement with a Custodian, or otherwise, shall be construed to give the Trustee the power to vary the investment of the Beneficial Owners within the meaning of Section 301.7701-4(c) under the Code or any similar or successor provision of the regulations under the Code, nor shall the Sponsor give the Trustee any direction that would vary the investment of the Beneficial Owners. However, the Trustee shall not be liable to any Person for any failure of the Trust to qualify as a grantor trust under the Code or any comparable provision of the laws of any State or other jurisdiction where that treatment is sought, except that this sentence shall not limit the Trustee’s responsibility for the administration of the Trust in accordance with this Agreement.

ARTICLE V.
THE TRUSTEE AND THE SPONSOR

          Section 5.1 Maintenance of Office and Transfer Books by the Trustee.

                    (a) Until termination of this Agreement in accordance with its terms, the Trustee shall maintain facilities for the execution and Delivery, registration, registration of transfers and Surrender of Shares in accordance with the provisions of this Agreement.

                    (b) The Trustee shall keep a copy of this Agreement and books for the registration of Shares and registration of transfers of Shares which at all reasonable times shall be open for inspection by the Registered Owners.

                    (c) The Trustee may, and at the reasonable written request of the Sponsor shall, close the transfer books at any time or from time to time if such action is deemed necessary or advisable in the reasonable judgment of the Trustee or the Sponsor.

                    (d) If any Shares are listed on one or more stock exchanges in the United States, the Trustee shall act as Registrar or, with the written approval of the Sponsor (which approval shall not be unreasonably withheld), appoint a registrar or one or more co-registrars for registry of such Shares in accordance with any requirements of such exchange or exchanges.

          Section 5.2 Prevention or Delay in Performance by the Sponsor or the Trustee.

          Neither the Sponsor nor the Trustee nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Registered Owner, Beneficial Owner or Depositor if, by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Sponsor or the Trustee is prevented or forbidden from, or would be subject to any civil or criminal penalty on account of, or is delayed in, doing or performing any act or thing which by the terms of this Agreement it is provided shall be done or performed and accordingly the Sponsor or the Trustee does not do that thing or does that thing at a later time than would otherwise be required. The Sponsor and the Trustee will not incur any liability to any Registered Owner or Beneficial Owner or Depositor by reason of any non-performance or delay in the performance of any act or thing which by the terms of this Agreement it is provided may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

          Section 5.3 Obligations of the Sponsor and the Trustee.

                    (a) Neither the Sponsor nor the Trustee assumes any obligation nor shall either of them be subject to any liability under this Agreement to any Registered Owner or Beneficial Owner or Depositor (including, without limitation, liability with respect to the worth of the Trust Property), except that each of them agrees to perform its obligations specifically set forth in this Agreement without gross negligence, willful misconduct or bad faith.

                    (b) Neither the Sponsor nor the Trustee shall be under any obligation to prosecute any action, suit or other proceeding in respect of any Trust Property or in respect of the Shares on behalf of a Registered Owner, Beneficial Owner, Depositor or other Person.

                    (c) Neither the Sponsor nor the Trustee shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any Depositor, any Registered Owner or any other person believed by it in good faith to be competent to give such advice or information.

                    (d) (i) The Trustee shall not be liable for any acts or omissions made by a successor Trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without gross negligence, willful misconduct or bad faith while it acted as Trustee.

                          (ii) The Sponsor is authorized to negotiate the terms of the Authorized Participant Agreement to be entered into with each Authorized Participant and shall have no liability for any loss or damage incurred by the Trust resulting from any such agreement negotiated in good faith. The Trustee shall have no liability with respect to the negotiation of the terms of any Authorized Participant Agreement or the form of any Authorized Participant Agreement (other than the Trustee’s due execution, delivery and performance thereof). The terms of an Authorized Participant Agreement shall not adversely affect the duties, rights and responsibilities of the Trustee unless the Trustee expressly consents thereto, which consent shall be evidenced by the Trustee’s execution and delivery of such Authorized Participant Agreement.

                    (e) The Trustee and the Sponsor shall have no obligation to comply with any direction or instruction from any Registered Owner or Beneficial Owner or Depositor regarding Shares except to the extent specifically provided in this Agreement.

                    (f) The Trustee shall be a fiduciary under this Agreement; provided, however, that the fiduciary duties and responsibilities and liabilities of the Trustee shall be limited by, and shall be only those specifically set forth in, this Agreement. Without limiting the foregoing, all duties, rights, privileges and liabilities of the Trustee set forth in this Agreement are subject to the following:

                          (i) The Trustee shall not be under any obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it shall be furnished with reasonable security and indemnity against such expense or liability. Subject to the foregoing, the Trustee shall, in its discretion, undertake such action as it may deem necessary at any and all times to protect the Trust and the rights and interest of all Beneficial Owners pursuant to the terms of this Agreement.

                          (ii) Trust Assets of the Trust, exclusive of Bullion or cash, shall be held by the Trustee either directly or through the Federal Reserve/ Treasury Book Entry System for United States and federal agency securities (the “Book Entry System”), DTC, or through any other clearing agency or similar system (a “Clearing Agency”), if available. The Trustee shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at the Depository or with any Clearing Agency unless the Trustee shall have received actual and timely written notice of the same, nor shall the Trustee have any responsibility or liability for the actions or omissions to act of the Book Entry System, the Depository or any Clearing Agency. All moneys held by the Trustee hereunder shall be held by it, without interest thereon or investment thereof, as a deposit for the account of the Trust. Such monies held hereunder shall be deemed segregated by maintaining such monies in an account or accounts for the exclusive benefit of the Trust. The Trustee may also employ custodians for Trust assets other than Bullion, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors and other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals shall have been selected with reasonable care.

                          (iii) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust or its property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any assets of the Trust), the Trustee is authorized to comply therewith in any manner that it or legal counsel of its own choosing deems appropriate; however, the Trustee to the extent practicable will inform the Sponsor of such order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Trust and consult in good faith with the Sponsor as to the course of action by the Trustee. If the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

                          (iv) In no event shall the Trustee be liable for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document (a) from the Sponsor or a Custodian, or any entity acting on behalf of either, which the Trustee believes is given pursuant to or is authorized by this Agreement or a Custody Agreement, respectively; or (b) from or on behalf of any Authorized Participant which the Trustee believes is given pursuant to or is authorized by an Authorized Participant Agreement (provided that the Trustee has complied with the verification procedures specified in the Authorized Participant Agreement); for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated; or for an amount in excess of the value of the assets of the Trust. The Trustee may consult with legal counsel of its own choosing as to any matter relating to this Agreement and the Trustee shall not incur any liability in acting in good faith in accordance with any advice from such counsel. The expense of such counsel shall be paid as provided in Section 5.7(b) and (c), as applicable.

                          (v) The Trustee shall be entitled to rely conclusively upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Trustee may act in conclusive reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that any person purporting to give receipt or advice or to make any statement or execute any document in connection with the provisions of this Agreement or any Authorized Participant Agreement has been duly authorized to do so, provided, however, that where a list of authorized officials of a person and their signatures are on file with the Trustee, the Trustee shall compare such manual signatures to the signature on any such documents. Such requirement shall not apply to “personal identification numbers” or “PINS” or other forms of electronic security devices which function as a proxy for a manual signature.

                          (vi) The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Agreement, the Custody Agreements, any Authorized Participant Agreement or any other custody or other agreement entered into by the Trustee at the direction or with the approval of the Sponsor or otherwise in connection with the Trustee’s administration of the Trust, or for the due execution hereof by the Sponsor or of the Custody Agreements by the Initial Custodian, or for the due execution of any other agreement entered into by the Trustee in connection with the administration of the Trust by any party thereto other than the Trustee.

                          (vii) The Trustee shall not be responsible in any respect for the form, execution, validity, value, collectability or genuineness of documents, instruments or securities deposited with or delivered to or held by it under this Agreement, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, instrument or security.

                          (viii) At any time the Trustee may request an instruction in writing in English from the Sponsor or an Authorized Participant with respect to any action which the Sponsor or an Authorized Participant is authorized to direct the Trustee hereunder, or under the Custody Agreements, any Authorized Participant Agreement or any other agreement entered into by the Trustee in connection with the Trustee’s administration of the Trust, and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations under any such agreement. The Trustee shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) Business Days after the Sponsor or Authorized Participant receives the Trustee’s request for instructions and its proposed course of action, and provided further that, prior to so acting, the Trustee has not received the written instructions requested.

                          (ix) When the Trustee acts on any information, instructions, communications (including communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Trustee, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party sending it or is not in the form the party sent or intended to send (whether due to fraud, distortion or otherwise), provided that this paragraph shall not limit the Trustee’s obligation to obtain such confirmations as may be specified in this Agreement or any Authorized Participant Agreement. The Trustee shall be indemnified as provided in Section 5.6 hereof against any loss, liability, claim or expense (including legal fees and expenses) it may incur in acting in accordance with any such communication.

                          (x) The Trustee may construe any provision of this Agreement that it believes to be ambiguous or inconsistent with any other provisions hereof, and any reasonable construction of any such provision hereof by the Trustee in good faith shall be binding upon the parties hereto, each Authorized Participant and all Beneficial Owners. In the event of any ambiguity or inconsistency or any other uncertainty in any notice, instruction or other communication received by the Trustee under this Agreement, the Trustee shall notify the Sponsor and the giver thereof, and may, in its sole discretion, refrain from taking any action other than to retain possession of the property of the Trust, unless the Trustee receives such further written instructions, from the Sponsor or otherwise, that eliminate such ambiguity, inconsistency or uncertainty.

                          (xi) The Trustee shall have no responsibility for the contents of any writing of the arbitrators or any third party that may be used as a means to resolve disputes among third parties with respect to their interest in the Trust, Trust Property or Shares and may conclusively rely without any liability upon the contents thereof.

                          (xii) In no event shall the Trustee be personally liable for any taxes or other governmental charges imposed upon or in respect of the Bullion or its custody, moneys or other assets from time to time held hereunder, or on the income therefrom or the sale or proceeds of sale thereof, or upon it as Trustee hereunder or upon or in respect of the Trust or the Shares, which it may be required to pay under any present or future law of the United States of America or of any other taxing authority having jurisdiction in the premises. For all such taxes and charges and for any expenses, including counsel’s fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee shall be reimbursed and indemnified out of the assets of the Trust and the payment of such amounts shall be secured by a lien on the Trust. This paragraph shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee.

                          (xiii) The Trustee shall not be answerable for the default of the Initial Custodian or any Custodian employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee may also employ custodians for Trust assets other than Bullion, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any such custodians, agents, attorneys, accountants, auditors and other professionals if such custodians, agents, attorneys, accountants, auditors or other professionals shall have been selected with reasonable care. The fees and expenses charged by such agents, attorneys, accountants, auditors or other professionals, exclusive of fees for services to be performed by the Trustee, shall be paid as provided in Section 5.7(b) and 5.7(c), as applicable. Fees paid for custody of assets other than Bullion shall be an expense of the Trustee.

                          (xiv) The Trustee in its individual or any other capacity may own or hold Shares, or be an underwriter or dealer in respect of Shares, and may deal in any manner with the same with the same rights and powers as if it were not the Trustee hereunder.

                    (g) The Sponsor shall be responsible for all organizational expenses of the Trust, and for the following administrative and marketing expenses of the Trust: fees for the Trustee’s ordinary services and reimbursement of its out-of-pocket expenses as provided in Section 5.7(b), the Custodian’s fee and expenses reimbursable to a Custodian pursuant to a Custody Agreement (including, for avoidance of doubt, any fees paid to the Initial Custodian under the Trust Allocated Account Agreement and Trust Unallocated Account Agreement but excluding taxes, other governmental charges and Custodian indemnification obligations assumed by the Trustee in the Custody Agreements), listing fees of the Exchange, registration fees charged by the Commission, printing and mailing costs, audit fees and expenses and legal fees and expenses not in excess of $100,000 per year.

          Section 5.4 Resignation or Removal of the Trustee; Appointment of Successor Trustee.

                    (a) The Trustee may at any time resign as Trustee hereunder by written notice of its election so to do, delivered to the Sponsor, and such resignation shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

                    (b) The Sponsor may remove the Trustee in its discretion by written notice delivered to the Trustee in the manner provided in Section 7.5 at least 90 days prior to the fifth anniversary of the date of this Agreement or, thereafter, by written notice delivered to the Trustee at least 90 days prior to the last day of any subsequent three-year period.

                    (c) If at any time the Trustee

                         (i) ceases to be a Qualified Bank,

                         (ii) is in material breach of its obligations under this Agreement and fails to cure such breach within 30 days after receipt of written notice from the Sponsor or Registered Owners acting on behalf of at least 25% of the outstanding Shares specifying such default and requiring the Trustee to cure such default, or

                         (iii) fails to consent to the implementation of an amendment to the Trust’s initial Internal Control Over Financial Reporting deemed necessary by the Sponsor and, after consultations with the Sponsor, the Sponsor and the Trustee fail to resolve their differences regarding such proposed amendment, the Sponsor, acting on behalf of the Registered Owners, may remove the Trustee by written notice delivered to the Trustee in the manner provided in Section 7.5, and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment as hereinafter provided.

                    (d) If the Trustee acting hereunder resigns or is removed, the Sponsor, acting on behalf of the Registered Owners, shall use its reasonable efforts to appoint a successor Trustee, which shall be a Qualified Bank. Every successor Trustee shall execute and deliver to its predecessor and to the Sponsor, acting on behalf of the Registered Owners, an instrument in writing accepting its appointment hereunder, and thereupon such successor Trustee, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Sponsor, acting on behalf of the Registered Owners, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Trust Property to such successor, and shall deliver to such successor a list of the Registered Owners of all outstanding Shares. The Sponsor or any such successor Trustee shall promptly mail notice of the appointment of such successor Trustee to the Registered Owners.

                    (e) Any corporation into which the Trustee may be merged, consolidated or converted in a transaction in which the Trustee is not the surviving corporation shall be the successor of the Trustee without the execution or filing of any document or any further act. During the 90-day period following the effectiveness of a merger, consolidation or conversion described in the preceding sentence, the Sponsor may, by written notice to the Trustee, remove the Trustee and designate a successor Trustee in compliance with the provisions of subsection (c) above.

          Section 5.5 The Custodian.

                    (a) The Trustee is hereby directed to enter into the Trust Allocated Account Agreement and the Trust Unallocated Account Agreement with the Initial Custodian. The Initial Custodian will be subject to the directions of the Trustee as provided in such Custody Agreements, and will be responsible solely to it and to Beneficial Owners to the extent UK law requires. If upon the resignation of any Custodian there would be no Custodian acting hereunder, the Trustee shall, promptly after receiving such notice of such resignation, appoint a substitute custodian or custodians selected by the Sponsor pursuant to Custody Agreements approved by the Sponsor (provided, however, that the rights and duties of the Trustee hereunder and under the Custody Agreements shall not be materially altered without its consent), each of which shall thereafter be a Custodian hereunder. When directed by the Sponsor or if the Trustee in its discretion determines that it is in the best interest of the Registered Owners to do so and with the written approval of the Sponsor (which approval shall not be unreasonably withheld or delayed), the Trustee shall appoint a substitute or additional custodian or custodians, which shall thereafter be one of the Custodians hereunder. After the date of this Agreement, the Trustee shall not enter into or amend any Custody Agreement with a Custodian without the written approval of the Sponsor (which approval shall not be unreasonably withheld or delayed). When instructed by the Sponsor, the Trustee shall demand that a Custodian deliver such of the Bullion held by it as is requested of it to any other Custodian or such substitute or additional custodian or custodians directed by the Sponsor. In connection with such delivery the Trustee will, solely if and in the manner directed by the Sponsor, cause the Bullion to be weighed or assayed and any such weighing and assay shall be an expense of the Trust pursuant to Section 4.7(a)(ii) hereof. The Trustee shall have no liability for any delivery of Bullion or weighing or assaying of delivered Bullion directed by the Sponsor pursuant to the preceding provisions of this paragraph and in the absence of such direction shall have no obligation to effect such a delivery or to cause the delivered Bullion to be weighed, assayed or otherwise validated. Each such substitute or additional custodian shall, forthwith upon its appointment, enter into a Custody Agreement in form and substance approved by the Sponsor.

                    (b) The Trustee shall have no obligation to monitor the activities of any Custodian other than to receive and review such reports of the Bullion held for the Trust by such Custodian and of transactions in Bullion held for the account of the Trust made by such Custodian pursuant to the Custody Agreements. The accounts and operations of each Custodian shall be audited or examined by accountants or other inspectors selected by the Sponsor at such times as directed by the Sponsor as permitted by the Custody Agreements. In no event shall the Trustee be liable for (i) any loss or damage resulting from the actions or omissions of any Custodian or loss or damage to the Bullion while in the possession of, or in transit to or from, any Custodian, (ii) the amount, validity or adequacy of insurance maintained by any Custodian, (iii) any defect in Bullion held by a Custodian, (iv) any failure of Bullion to conform to the requirements of “good delivery” under the rules of the LBMA or the LPPM, as applicable, or (v) any failure of Bullion to conform to a description thereof provided by the Custodian to the Trustee.

                    (c) Upon the appointment of any successor Trustee hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor Trustee and the appointment of such successor Trustee shall in no way impair the authority of each Custodian hereunder; but the successor Trustee so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor Trustee.

          Section 5.6 Indemnification.

                    (a) The Trustee, its directors, employees and agents (each, a “Trustee Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Trustee in furtherance of the administration of the Trust (including, without limiting the scope of the foregoing, the Custody Agreements and any Authorized Participant Agreement, including the Trustee’s indemnification obligations thereunder) or by reason of the Trustee’s acceptance of the Trust incurred without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Trustee Indemnified Party in connection with the performance of its obligations under this Agreement or any such other agreement or any actions taken in accordance with the provisions of this Agreement or any such other agreement or (2) reckless disregard on the part of such Trustee Indemnified Party of its obligations and duties under this Agreement or any such other agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Trustee Indemnified Party in defending itself against any claim or liability in its capacity as Trustee. Any amounts payable to a Trustee Indemnified Party under this Section 5.6(a) may be payable in advance or shall be secured by a lien on the Trust.

                    (b) The Sponsor and its members, managers, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries (each, a “Sponsor Indemnified Party”) shall be indemnified from the Trust and held harmless against any loss, liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) arising out of or in connection with the performance of its obligations under this Agreement and under each other agreement entered into by the Sponsor, in furtherance of the administration of the Trust (including, without limiting the scope of the foregoing, Authorized Participant Agreements to which the Sponsor is a party, including the Sponsor’s indemnification obligations thereunder) or any actions taken in accordance with the provisions of this Agreement incurred without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party in connection with the performance of its obligations under this Agreement or any such other agreement or any actions taken in accordance with the provisions of this Agreement or any such other agreement or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Agreement. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as Sponsor. Any amounts payable to a Sponsor Indemnified Party under this Section 5.6(b) may be payable in advance or shall be secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Registered Owners and, in such event, the legal expenses and costs of any such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

                    (c) The indemnities provided by this section shall survive notwithstanding any termination of this Agreement and the Trust or the resignation or removal of the Trustee or the Sponsor, respectively.

          Section 5.7 Charges of Trustee.

                    (a) Each Depositor, and each person surrendering Shares for the purpose of withdrawing Trust Property, shall pay to the Trustee a fee of $500 per transaction for the Delivery of Shares pursuant to Section 2.4 and the Surrender of Baskets of Shares pursuant to Section 2.6 or 6.2 (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

                    (b) The Trustee is entitled to receive from the Sponsor fees for its ordinary services and reimbursement for its out-of-pocket expenses in accordance with written agreements between the Sponsor and the Trustee. Should the Sponsor fail to pay the same, the Trustee shall be authorized to charge the same to the Trust to the extent of amounts which could be charged to the Trust under Section 5.8(a) hereof in respect of the Sponsor’s fee (and the Trustee may charge the same to the Trust to such extent without regard to whether, because of the Sponsor’s default, fee waiver or other reason, the Sponsor may not then be entitled to payment pursuant to Section 5.8(a)), and any amount paid to the Sponsor pursuant to Section 5.8(a) shall be net of amounts so withheld. The Trustee’s right of reimbursement shall be secured by a lien on amounts chargeable to the Trust under Section 5.8(a), without giving effect to any fee waiver then in effect, prior to the interest of the Sponsor, the Beneficial Owners and any other Person.

                    (c) The Trustee is entitled to charge the Trust for all expenses and disbursements incurred by it hereunder exclusive of amounts specified in the preceding Section 5.7(b), including the fees and disbursements of its legal counsel and those expenses identified in any Custody Agreement as payable by the Trustee, except that the Trustee is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Trustee is required to perform under this Agreement. The Trustee’s right of reimbursement for expenses and disbursements under this paragraph shall be deductible from, and constitute a lien against, the assets of the Trust.

                    (d) Any pecuniary cost of the Trustee resulting from actions taken to protect the Trust and the rights and interest of the Registered Owners pursuant to the terms of this Agreement, including, without limitation, the Trustee’s appearance in, prosecution of or defense of any action that it considers necessary or desirable to protect the Trust or the interests of the Beneficial Owners, shall be deductible from, and constitute a lien against, the assets of the Trust.

          Section 5.8 Charges of Sponsor.

                    (a) The Sponsor is entitled to receive from the Trust, chargeable as an expense of the Trust, a fee for services that will accrue daily and be paid monthly in arrears in the manner provided in Section 4.7(d) at an annualized rate of [   ]% of Adjusted Net Asset Value. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 5.8(a) for such periods of time as shall be specified in the Sponsor’s written notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waiver its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce Sponsor’s obligations hereunder, including, but not limited to, the Sponsor’s obligations under Section 5.3(g).

                    (b) The Sponsor is entitled to receive reimbursement from the Trust for all expenses and disbursements incurred by it under the last sentence of Section 5.6(b) or that are of the type described in Sections 4.7(a)(ii), (iii), (iv), and (vi) of this Agreement, except that the Sponsor is not entitled to charge the Trust for (i) expenses and disbursements incurred by it prior to the commencement of trading of Shares on the Exchange and (ii) fees of agents for performing services the Sponsor is required to perform under this Agreement.

          Section 5.9 Retention of Trust Documents.

          The Trustee is authorized to destroy those documents, records, bills and other data compiled during the term of this Agreement at the times permitted by the laws or regulations governing the Trustee, unless the Sponsor reasonably requests the Trustee in writing to retain those items for a longer period.

          Section 5.10 Federal Securities Law Filings.

                    (a) The Sponsor shall (i) prepare and file a registration statement with the Commission and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly notify the Trustee of any amendment or supplement to the registration statement or prospectus, of any order preventing or suspending the use of any prospectus, of any request for the amending or supplementing of the registration statement or prospectus or if any event or circumstance occurs which is known to the Sponsor as a result of which the registration statement or prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) provide the Trustee from time to time with copies, including copies in electronic form, of the prospectus, as amended and supplemented, in such quantities as the Trustee may reasonably request and (iv) prepare and file any periodic reports or updates that may be required under the Exchange Act. The Trustee shall furnish to the Sponsor any information from the records of the Trust that the Sponsor reasonably requests in writing that is needed to prepare any filing or submission that the Sponsor or the Trust is required to make under the federal securities laws of the United States, and the Sponsor is entitled to rely on such information so furnished by the Trustee.

                    (b) The Sponsor shall have all necessary and exclusive power and authority to (i) from time to time adopt, implement or amend such disclosure controls and procedures as are necessary or desirable, in the Sponsor’s reasonable judgment, to ensure compliance with the disclosure and ongoing reporting obligations under any applicable securities laws; (ii) appoint and remove the auditors of the Trust; and (iii) seek from the relevant securities or other regulatory authorities such relief, clarification or other action as the Sponsor shall deem necessary or desirable regarding the disclosure or financial reporting obligations of the Trust.

                    (c) The policies and procedures comprising the Trust’s initial Internal Control Over Financial Reporting have been adopted as of the date of this Agreement and copies thereof have been delivered to the appropriate officers of the Sponsor and the Trustee. Amendments to such initial Internal Control Over Financial Reporting may be proposed from time to time by the Sponsor, but such amendments may not be adopted in connection with the preparation of the Trust’s financial statements without the Trustee’s consent (which consent will not be unreasonably withheld or delayed).

          Section 5.11 Prospectus Delivery.

          The Trustee shall, if required by the federal securities laws of the United States, in any manner permitted by such laws, deliver at the time of issuance of Shares, a copy of the relevant prospectus, as most recently furnished to the Trustee by the Sponsor, to each Depositor.

          Section 5.12 Discretionary Actions by Trustee; Consultation.

                    (a) The Trustee may, in its discretion, undertake any action that it considers necessary or desirable to protect the Trust or the interests of the Registered Owners. The expenses incurred by the Trustee in connection with taking any action under the preceding sentence (including the fees and disbursements of legal counsel) shall be expenses of the Trust, and the Trustee shall be entitled to be reimbursed for those expenses by the Trust.

                    (b) The Trustee shall notify and consult with the Sponsor before undertaking any action under subsection (a) above or if the Trustee becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

                    (c) The Sponsor shall notify and consult with the Trustee before undertaking any action under the last sentence of Section 5.6(b) or if the Sponsor becomes aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in this Agreement.

          Section 5.13 Dissolution of the Sponsor Not to Terminate Trust.

          The dissolution of the Sponsor, or its ceasing to exist as a legal entity from, or for, any cause, shall not operate to terminate this Agreement insofar as the duties and obligations of the Trustee are concerned unless the Trust is terminated pursuant to Section 6.2.

ARTICLE VI.
AMENDMENT AND TERMINATION

          Section 6.1 Amendment.

          Subject to Section 4.11 hereof, the Trustee and the Sponsor may amend any provisions of this Agreement without the consent of any Registered Owner. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses), or that otherwise prejudices any substantial existing right of the Registered Owners will not become effective as to outstanding Shares until 30 days after notice of such amendment is given to the Registered Owners. Amendments pursuant to Sections 2.6(c) or (d) shall not require notice pursuant to the preceding sentence. Every Registered Owner and Beneficial Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by this Agreement as amended thereby. In no event shall any amendment impair the right of the Registered Owner of Shares to Surrender Baskets of Shares and receive therefor the amount of Trust Property represented thereby, except in order to comply with mandatory provisions of applicable law.

          Section 6.2 Termination.

                    (a) The Trustee shall set a date on which this Agreement will terminate and mail notice of that termination to the Registered Owners at least 30 days prior to the date set for termination if any of the following occurs:

                         (i) The Trustee is notified that the Shares are delisted from a national securities exchange and are not approved for listing on another national securities exchange within five business days of their delisting;

                         (ii) Registered Owners acting in respect of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

                         (iii) 60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment as provided in Section 5.4;

                         (iv) the Commission determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of such Commission determination;

                         (v) the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million (as adjusted for inflation by reference to the Consumer Price Index as published by the Bureau of Labor Statistics) at any time after the first anniversary after the Trust’s formation and the Trustee receives, within six months after the last of those trading days, notice from the Sponsor of its decision to terminate the Trust;

                         (vi) the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act of 1936, as amended, and the Trustee has actual knowledge of that determination;

                         (vii) the Trust fails to qualify for treatment, or ceases to be treated, for United States federal income tax purposes, as a grantor trust, and the Trustee receives notice from the Sponsor that the Sponsor determines that, because of that tax treatment or change in tax treatment, termination of the Trust is advisable;

                         (viii) 60 days have elapsed since DTC ceases to act as depository with respect to the Shares and the Sponsor has not identified another Depository which is willing to act in such capacity; or

                         (ix) as provided in paragraph (c) of this Section 6.2.

                    (b) On and after the date of termination of this Agreement, the Registered Owner of Shares will, upon (i) Surrender of those Shares, (ii) payment of the fee of the Trustee for the Surrender of Shares provided in Section 5.7, and (iii) payment of any applicable taxes or other governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Trust Property represented by those Shares. The Trustee shall not accept any deposits of Bullion after the date of termination of this Agreement. If any Shares remain outstanding after the date of termination of this Agreement, the Trustee thereafter shall discontinue the registration of transfers of Shares, shall not make any distributions to Registered Owners, and shall not give any further notices or perform any further acts under this Agreement, except that the Trustee shall continue to collect distributions pertaining to Trust Property and hold the same uninvested and without liability for interest, pay the Trust’s expenses and sell Bullion as necessary to meet those expenses and shall continue to deliver Trust Property, together with any distributions received with respect thereto and the net proceeds of the sale of any other property, in exchange for Shares Surrendered to the Trustee (after deducting or upon payment of, in each case, the fee of the Trustee set forth in 5.7 for the Surrender of Shares, any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). At any time after the expiration of 90 days following the date of termination of this Agreement, the Trustee may sell the Trust Property then held under this Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under this Agreement, without liability for interest, for the pro rata benefit of the Registered Owners of Shares that have not theretofore been Surrendered. After making such sale, the Trustee shall be discharged from all obligations under this Agreement, except to account for such net proceeds and other cash (after deducting, in each case, any fees, expenses, taxes or other governmental charges payable by the Trust, the fee of the Trustee for the Surrender of Shares and any expenses for the account of the Registered Owner of such Shares in accordance with the terms and conditions of this Agreement, and any applicable taxes or other governmental charges). Upon the termination of this Agreement, the Sponsor shall be discharged from all obligations under this Agreement except for its obligations to the Trustee under Sections 5.6, 5.7 and 5.8 shall survive termination of this Agreement.

                    (c) If the Sponsor shall be adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Sponsor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Trustee may terminate and liquidate the Trust and distribute its remaining assets pursuant to this Section 6.2. The Trustee shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

ARTICLE VII.
MISCELLANEOUS

          Section 7.1 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

          Section 7.2 Third-Party Beneficiaries.

          This Agreement is for the exclusive benefit of the parties hereto, any Sponsor Indemnified Party or any Trustee Indemnified Party and the Beneficial Owners, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

          Section 7.3 Severability.

          In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected, prejudiced or disturbed thereby.

          Section 7.4 Certain Matters Relating to Beneficial Owners.

                    (a) By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Beneficial Owner thereof shall be deemed to be a beneficiary of the Trust created by this Agreement and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Beneficial Owner, subject to the terms and conditions of this Agreement. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

                    (b) Subject to and in accordance with Section 2.6, Shares may at any time prior to the date specified by the Trustee in connection with the termination of the Trust be tendered to the Trustee for redemption.

                    (c) The death or incapacity of any Beneficial Owner shall not operate to terminate this Agreement or the Trust, nor entitle such Beneficial Owner’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Beneficial Owner expressly waives any right such Beneficial Owner may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in the Agreement, in respect of the Trust Property from time to time received, held and applied by the Trustee hereunder.

                    (d) No Beneficial Owner shall have any right to vote or in any manner otherwise to control the operation and management of the Trust, or the obligations of the parties hereto. Nothing set forth in this Agreement shall be construed so as to constitute the Beneficial Owners from time to time as partners or members of an association; nor shall any Beneficial Owner ever be liable to any third person by reason of any action taken by the parties to this Agreement, or for any other cause whatsoever.

                    (e) The rights of Beneficial Owners must be exercised by DTC Participants or Participants of any successor Depository acting on their behalf in accordance with its rules and procedures

          Section 7.5 Notices.

                    (a) All notices given under this Agreement must be in writing.

                    (b) Any and all notices to be given to the Trustee or the Sponsor shall be deemed to have been duly given (i) when it is actually delivered by a messenger or recognized courier service, (ii) five days after it is mailed by registered or certified mail, postage paid or (iii) when receipt of a facsimile transmission is acknowledged via a return receipt or receipt confirmation as requested by the original transmission, in each case to or at the address set forth below:

To the Trustee:

THE BANK OF NEW YORK MELLON
2 Hanson Place
Brooklyn, New York 11217
Attention: Donald Guire
Telephone: 718-315-4927
Facsimile: 718-315-4850

or any other place to which the Trustee may have transferred its Corporate Trust Office with notice to the Sponsor.

To the Sponsor:

ETF SECURITIES USA LLC
Ordnance House
31 Pier Road
St. Helier, Jersey JE48PW
Channel Islands
Telephone: 011 44 207 448-4330
Attention: President

          with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Peter J. Shea, Esq.

or any other place to which the Sponsor may have transferred its principal office with notice to the Trustee.

                    (c) Any and all notices to be given to a Registered Owner shall be deemed to have been duly given (i) when actually delivered by messenger or a recognized courier service, (ii) when mailed, postage prepaid or (iii) when sent by facsimile transmission confirmed by letter, in each case at or to the address of such Registered Owner as it appears on the transfer books of the Trustee, or, if such Registered Owner shall have filed with the Trustee a written request that any notice or communication intended for such Registered Owner be delivered to some other address, at the address designated in such request. Notices to Beneficial Owners shall be delivered to Authorized Participants and DTC Participants designated by DTC or any successor Depository.

          Section 7.6 Agent for Service; Submission to Jurisdiction.

          The Sponsor hereby (i) irrevocably designates and appoints Katten Muchin Rosenman LLP, located at 575 Madison Avenue, New York, New York 10022, in the State of New York, as the Sponsor’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares, the Trust Property or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Sponsor in any such suit or proceeding. The Sponsor agrees to deliver, upon the execution and delivery of this Agreement, a written acceptance by such agent of its appointment as such agent. The Sponsor further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any Shares remain outstanding or this Agreement remains in force. In the event the Sponsor fails to continue such designation and appointment in full force and effect, the Sponsor hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Sponsor at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

          Each party hereto, each Authorized Participant by its delivery of an Authorized Participant Agreement and each Beneficial Owner by the acceptance of a Share, irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

          Section 7.7 Governing Law.

          This Agreement shall be interpreted under, and all rights and duties under this Agreement shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

          IN WITNESS WHEREOF, ETF SECURITIES USA LLC and THE BANK OF NEW YORK MELLON have duly executed this Depositary Trust Agreement as of the day and year first set forth above.

ETF SECURITIES USA LLC

By:

Name:	Graham Tuckwell
Title:	President & Chief Executive Officer

WITNESSED:	WITNESSED:

By:	By:

Name:	Name:

THE BANK OF NEW YORK MELLON,
as Trustee

By:

Name:
Title:

[Signature Page to ETFS Precious Metals Basket Trust Depositary Trust Agreement]

EXHIBIT A

[Form of Certificate]

THE SHARES EVIDENCED HEREBY REPRESENT RIGHTS WITH RESPECT TO UNDERLYING TRUST PROPERTY (AS DEFINED IN THE DEPOSITARY TRUST AGREEMENT REFERRED TO HEREIN) HELD BY THE TRUST AND DO NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND ARE NOT GUARANTEED BY THE SPONSOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE SHARES NOR THE UNDERLYING TRUST PROPERTY ARE INSURED UNDER ANY AGREEMENT THAT DIRECTLY BENEFITS THE TRUST OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE AGENT AUTHORIZED BY THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ETFS PHYSICAL PM BASKET SHARES
ISSUED BY
ETFS PRECIOUS METALS BASKET TRUST
REPRESENTING
FRACTIONAL INTERESTS IN DEPOSITED GOLD, SILVER, PLATINUM,
PALLADIUM AND ANY OTHER TRUST PROPERTY

THE BANK OF NEW YORK MELLON, as Trustee

No.	* Shares

CUSIP:

          THE BANK OF NEW YORK MELLON, as Trustee (hereinafter called the Trustee), hereby certifies that CEDE & CO., as nominee of The Depository Trust Company, or registered assigns, is the owner of * Shares issued by ETFS Precious Metals Basket Trust, each representing a fractional undivided interest in the net assets of the Trust, as provided in the Agreement referred to below. At the time of delivery of the Agreement, each 50,000 Shares represented an interest in 1,500 Ounces of Gold, 110,000 Ounces of Silver, 400 Ounces of Platinum and 600 Ounces of Palladium that are deposited under the Agreement and held by the Custodian referred to in the Agreement. The amount of Gold, Silver, Platinum and Palladium in which each 50,000 Shares represents an interest will decline over time as provided in the Agreement. The Trustee’s Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 2 Hanson Place, Brooklyn, New York 11217, and its principal executive office is located at One Wall Street, New York, New York 10286.

          This Certificate is issued upon the terms and conditions set forth in the Depositary Trust Agreement dated as of [ ], 2010 (the “Agreement”) between ETF Securities USA LLC (herein called the Sponsor), and the Trustee. By becoming a Registered Owner or Beneficial Owner, or by depositing Bullion, a Person is bound by all the terms and conditions of the Agreement. The Agreement sets forth the rights of Depositors and Registered Owners and the rights and duties of the Trustee and the Sponsor. Copies of the Agreement are on file at the Trustee’s Corporate Trust Office in New York City.

*	That number of Shares held at The Depository Trust Company at any given point in time.

          The Agreement is hereby incorporated by reference into and made a part of this Certificate as if set forth in full in this place. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

          This Certificate shall not be entitled to any benefits under the Agreement or be valid or obligatory for any purpose unless it is executed by the Trustee by the manual or facsimile signature of a duly authorized signatory of the Trustee and, if a Registrar (other than the Trustee) for the Shares shall have been appointed, countersigned by the manual signature of a duly authorized officer of the Registrar.

Dated:	THE BANK OF NEW YORK MELLON,
as Trustee

By:

THE TRUSTEE’S CORPORATE TRUST OFFICE ADDRESS IS
2 HANSON PLACE, BROOKLYN, NEW YORK 11217